Exhibit 99.1

Aemetis Reports Third Quarter 2026 Financial Results

Net Income of $5.2 million, Revenue Growth of 49%, Adjusted EBITDA of $24.8 million

•	Revenues of $88.2 million, an increase of $29.0 million (49%) over the third quarter of 2025
•	Aemetis Biogas RNG sales volume grew 39% to 158,200 MMBtu, compared with 114,000 MMBtu in the third quarter of 2025
•	Operating income of $20.9 million improved by $29.4 million compared to the third quarter of 2025
•	Net income of $5.2 million, or $0.07 per basic share, improved by $29.0 million compared to the third quarter of 2025
•	Adjusted EBITDA of $24.8 million improved by $29.8 million compared to the third quarter of 2025
•

Section 45Z production tax credit income of $24.7 million, including an approximately $11.0 million cumulative true-up for the first half of 2026 following the U.S. Department of Energy’s September 8th update to the 45ZCF-GREET model

•	Two new dairy digesters began operating in October 2026, bringing the Aemetis Biogas network to 14 digesters receiving waste from 17 dairies

CUPERTINO, Calif. – November 5, 2026 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on lower cost and reduced emission products, today announced its financial results for the three and nine months ended September 30, 2026.

“Revenues during the third quarter of 2026 were $88.2 million, including $24.7 million of Section 45Z production tax credits. These results reflect strong execution by our California Ethanol and Dairy Renewable Natural Gas segments,” said Todd Waltz, Chief Financial Officer of Aemetis. “The September 8th update to the 45ZCF-GREET model increased the Section 45Z credit value for our dairy RNG from approximately $15 to approximately $62 per MMBtu, before sale discounts and transaction costs, and provides a recurring source of revenue and cash flow. With the recent increase to 14 dairy digesters that receive manure feedstock from 17 dairy facilities and the upcoming completion of the mechanical vapor recompression system at the ethanol plant, we are poised to continue to grow.”

“We are pleased to report third quarter net income of $5.2 million and the continued growth of Aemetis Biogas production, supported by the updated calculation of emission rates under 45Z,” said Eric McAfee, Chairman and CEO of Aemetis. “Our focus on significantly improving cash flow from our California Ethanol segment is underway with the expansion of corn oil production and ongoing construction of the mechanical vapor recompression project, which will use electricity to replace approximately 80% of the fossil natural gas used at the Keyes ethanol plant.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 296023
Live Participant Dial In (International): +1-973-528-0011 entry code 296023

Webcast URL:  https://www.webcaster5.com/Webcast/Page/2211/54654

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Contacts

Investor Relations:

Todd Waltz

(408) 213-0940

investors@aemetis.com

Media:

Lisa Gibson

(701) 610-1172

lisa.gibson@sageandstonestrategies.com

Financial Results for the Three Months Ended September 30, 2026

Revenues were $88.2 million during the third quarter of 2026, a 49% increase from $59.2 million in the third quarter of 2025. The Dairy RNG segment sold 158,200 MMBtu during the third quarter, an increase of 39% from 114,000 MMBtu during the same period of the prior year. The ethanol gallons sold were 6% higher at 15.6 million gallons during the third quarter of 2026 compared to 14.7 million gallons during the third quarter of 2025. Average ethanol selling price rose 10% from $2.13 to $2.34 per gallon during the two periods. Biodiesel sales were $7.3 million during the third quarter of 2026, compared to $13.9 million in the third quarter of 2025 as shipments to the India Oil Marketing Companies resumed under tender allocations awarded in late July 2026.

Section 45Z tax credit income was recognized as revenue of $24.7 million, comprised of $20.1 million for Dairy RNG and $4.6 million for the California Ethanol segment during the third quarter of 2026. Included in Section 45Z tax credit income was an approximately $11.0 million cumulative true-up for RNG dispensed in the first and second quarters of 2026, resulting from the September 8, 2026, update to the 45ZCF-GREET model, which decreased the carbon intensity scores used to calculate Section 45Z credits for dairy RNG. Excluding the true-up, Section 45Z tax credit income for RNG dispensed in the third quarter was approximately $9.1 million.

Gross profit for the third quarter of 2026 was $29.5 million, which is a $29.5 million improvement compared to a gross loss of $58 thousand during the third quarter of 2025, reflecting the recognition of production tax credits in California Ethanol and RNG segments, and improved profitability in the California Ethanol segment from both price and volume increases, as well as improved profitability in the Dairy RNG segment from increased RNG production and the rising price of LCFS credits.

Selling, general and administrative expenses increased by $0.1 million to $8.6 million during the third quarter of 2026 compared to $8.5 million during the same period in 2025.

Operating income improved by $29.4 million on posting $20.9 million for the third quarter of 2026 compared to operating loss of $8.5 million for the same period in 2025.

Interest expense experienced a modest increase of $0.8 million to $15.8 million during the third quarter of 2026 compared to $15.0 million during the third quarter of 2025.

Net Income was $5.2 million, or $0.07 per basic share, for the third quarter of 2026, compared to net loss of $23.7 million for the third quarter of 2025.

Adjusted EBITDA for the third quarter of 2026 was $24.8 million compared with negative $5.0 million in the third quarter of 2025, an increase of $29.8 million. A reconciliation of Adjusted EBITDA to net income (loss) is included in the supplemental tables that follow.

Cash at the end of the third quarter of 2026 was $3.4 million compared to $4.9 million at the close of the fourth quarter of 2025. Investments in capital projects related to carbon intensity reductions at the Keyes ethanol plant and construction of dairy digesters were $20.2 million for the third quarter of 2026.

Financial Results for the Nine Months Ended September 30, 2026

Revenues were $205.5 million for the first three quarters of 2026 compared to $154.3 million for the first three quarters of 2025, an increase of 33%, including $37.3 million of Section 45Z tax credit income recognized as revenue during the first nine months of 2026.

Gross profit for the first three quarters of 2026 was $45.7 million compared to a gross loss of $8.5 million during the first three quarters of 2025.

Selling, general and administrative expenses were $25.5 million during the first three quarters of 2026 compared to $26.2 million during the first three quarters of 2025.

Operating income was $20.3 million for the first three quarters of 2026 compared to $34.7 million operating loss for the first three quarters of 2025.

Interest expense was $46.9 million during the first three quarters of 2026, compared to interest expense of $45.3 million during the first three quarters of 2025.

Net loss for the first three quarters of 2026 was $25.9 million, an improvement from a net loss of $71.7 million during the same period of 2025.

Adjusted EBITDA for the first three quarters of 2026 was $33.2 million, compared to negative $21.5 million for the first three quarters of 2025, an improvement of $54.7 million. Net cash provided by operating activities was $9.5 million for the first three quarters of 2026, compared to net cash used in operating activities of $2.5 million for the first three quarters of 2025.

Investments in capital projects of $35.3 million were made during the first three quarters of 2026, comprised of investments in capital projects related to California Ethanol of $17.1 million and to Aemetis Biogas of $17.4 million and to other segments projects of $0.8 million.

Capital Structure and Financing Update

The Company is pursuing a multi-track financing plan to address near-term obligations and fund continued growth across its operating platform. Financing initiatives currently underway include advanced preparation for a potential long-term financing of the Keyes ethanol plant; ongoing financing efforts to support the continued Dairy RNG digester buildout; and continued progress toward a potential initial public offering of the Company's India subsidiary, Universal Biofuels Private Limited, for which the Company has retained legal, accounting, and IPO advisors. In September 2026, Aemetis received $22.4 million from the sale of Section 45Z production tax credits. In August 2026, Aemetis Biogas entered into an amendment to its Series A Preferred Unit Purchase Agreement that extends the redemption date to December 31, 2026 and reduces the interest rate on the credit agreement that would apply if the units are not redeemed to the greater of prime plus 5.0% or 12.0%. The MVR project at Keyes has acquired all the necessary equipment and has construction progressing toward completion.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a diversified renewable natural gas and biofuels company focused on the development and operation of innovative technologies that lower energy costs and reduce emissions. Founded in 2006, Aemetis is operating and expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high-quality biodiesel and refined glycerin. To utilize the byproducts from ethanol production, Aemetis is developing a sustainable aviation fuel plant and a CO2 sequestration project in California. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, bad debt expense, income tax expense or benefit, accretion of Series A preferred unit expense, stock issued for services, loss on sale or disposal of assets, depreciation and amortization expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results, budgeting, and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions, or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to refinance existing debt; our intention to repurchase the Series A Preferred Units relating to our Aemetis Biogas subsidiary; the expected timing of completion of the MVR project and the RNG fueling station; and our ability to raise additional equity capital or debt. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “efforts,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “preparation for,” “projects,” “pursuing,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025

Revenues	$88,153	$59,190	$205,472	$154,319
Cost of goods sold	58,680	59,248	159,728	162,812
Gross profit (loss)	29,473	(58)	45,744	(8,493)

Selling, general and administrative expenses	8,621	8,450	25,454	26,244
Operating income (loss)	20,852	(8,508)	20,290	(34,737)

Other expense (income):
Interest expense
Interest rate expense	14,206	11,889	39,919	34,142
Debt related fees and amortization expense	342	1,061	2,668	4,831
Accretion and other expenses of Series A preferred units	1,216	2,034	4,338	6,345
Total interest expense	15,764	14,984	46,925	45,318
Other (income) expense	(125)	249	(637)	(1,078)
Other expense, net	15,639	15,233	46,288	44,240

Income (loss) before income taxes	5,213	(23,741)	(25,998)	(78,977)
Income tax expense (benefit)	2	6	(129)	(7,306)
Net income (loss)	$5,211	$(23,747)	$(25,869)	$(71,671)

Net income (loss) per common share
Basic	$0.07	$(0.37)	$(0.37)	$(1.24)
Diluted	$(0.02)	$(0.37)	$(0.37)	$(1.24)

Weighted average shares outstanding
Basic	72,500	63,699	70,083	58,027
Diluted	72,500	63,699	70,083	58,027

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,359	$4,894
Accounts receivable	4,373	484
Inventories	12,931	11,627
Prepaid and other current assets	8,465	9,865
Total current assets	29,128	26,870

Property, plant and equipment, net	271,310	219,717
Other assets	11,557	13,254
Total assets	$311,995	$259,841

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$36,622	$23,418
Current portion of long term debt	316,427	279,143
Short term borrowings	60,497	38,726
Other current liabilities	26,278	29,971
Total current liabilities	439,824	371,258

Total long term liabilities	186,378	195,414

Stockholders' deficit:
Common stock	73	66
Additional paid-in capital	360,146	340,402
Accumulated deficit	(665,812)	(639,943)
Accumulated other comprehensive loss	(8,614)	(7,356)
Total stockholders' deficit	(314,207)	(306,831)
Total liabilities and stockholders' deficit	$311,995	$259,841

AEMETIS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
EBITDA Calculation	2026	2025	2026	2025

Net income (loss)	$5,211	$(23,747)	$(25,869)	$(71,671)
Adjustments
Interest and debt amortization expense	14,548	12,950	42,587	38,973
Depreciation and amortization expense	2,581	2,338	7,661	7,068
Accretion of Series A preferred units	1,216	2,034	4,338	6,345
Share-based compensation	1,193	1,385	4,018	4,976
Stock issued for services	-	-	50	150
Bad debt expense	38	-	401	-
Loss (gain) on sale/disposal of assets	-	(4)	108	(4)
Income tax (benefit) expense	2	6	(129)	(7,306)
Total adjustments	19,578	18,709	59,034	50,202

Adjusted EBITDA	$24,789	$(5,038)	$33,165	$(21,469)

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2026	2025	2026	2025

California Ethanol
Ethanol
Gallons sold (in millions)	15.6	14.7	44.9	42.6
Average sales price/gallon	$2.34	$2.13	$2.18	$2.04
Percent of nameplate capacity	114%	107%	109%	103%
WDG
Tons sold (in thousands)	102	96	300	280
Average sales price/ton	$89	$76	$88	$83
Delivered Cost of Corn
Bushels ground (in millions)	5.4	5.0	15.5	14.4
Average delivered cost / bushel	$6.29	$5.95	$6.10	$6.33

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	158.2	114.0	414.6	291.3
Average price per MMBtu	$3.16	$3.45	$2.26	$3.24
RINs
RINs sold (in thousands)	1,371	1,020	3,435	2,172
Average price per RIN	$2.45	$2.37	$2.47	$2.50
LCFS
LCFS credits sold (in thousands)	27.8	22.2	85.5	52.2
Average price per LCFS credit	$73	$54	$64	$60

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	6.6	12.5	17.2	21.0
Average sales price/metric ton	$1,108	$1,112	$1,065	$1,117
Percent of Nameplate Capacity	17.7%	33.4%	15.3%	18.7%
Refined Glycerin
Metric tons sold (in thousands)	0.8	0.5	2.3	0.6
Average sales price/metric ton	$1,351	$1,012	$1,377	$952